Exhibit 99.01

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com

Intuit Grows Fourth Quarter Revenue 14 Percent;
Grows Annual Revenue 10 Percent

Increases Quarterly Cash Dividend by 13 Percent
to 17 Cents per Share

MOUNTAIN VIEW, Calif. - Aug. 21, 2012 - Intuit Inc. (Nasdaq: INTU) today announced financial results for its fourth quarter and full fiscal year 2012, which ended July 31, and provided initial guidance for fiscal year 2013.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period.

Fourth-quarter 2012 Highlights

•	Increased revenue 14 percent, to $651 million.

•	Announced a 13 percent increase in the quarterly cash dividend, from $0.15 per share to $0.17 per share, to be paid Oct. 18.

•	Completed the acquisition of Demandforce, a leading online marketing and communication software service that helps small businesses attract and retain customers.

•	Grew Payments revenue 31 percent for the quarter, driven by fee structure changes, higher card transaction volume and strong merchant growth.

•
Entered into an agreement to sell Intuit Websites to Endurance International Group. Intuit Websites contributed $76 million in revenue for Intuit in fiscal 2012 and has been treated as discontinued operations.

Intuit Fourth Quarter and Fiscal 2012 Earnings

•	Recorded a $15 million restructuring charge as the company increases its focus on priorities to accelerate growth. This charge reduced GAAP and non-GAAP earnings per share by $0.03.

Snapshot of Fourth-quarter Results

	GAAP			Non-GAAP
	Q4 FY12	Q4 FY11	Change	Q4 FY12	Q4 FY11	Change
Revenue	$651	$573	14%	$651	$573	14%
Operating Income (Loss)	$(45)	$(58)	NA	$19	$26	(27)%
EPS	$0.01	$(0.19)	NA	$0.03	$0.02	50%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites as a discontinued operation and to exclude its results from non-GAAP EPS. GAAP EPS in the fourth quarter of fiscal 2011 includes an after tax non-cash goodwill and intangible asset impairment charge of $0.09 per share.

Fiscal Year 2012 Highlights

•	Increased revenue 10 percent, to $4.15 billion.

•	Grew GAAP diluted earnings per share 30 percent and non-GAAP diluted earnings per share 16 percent.

•	Delivered 14 percent higher revenue in the Small Business Group, driven by strong adoption of mobile and cloud services and higher revenue per customer.

•	Increased Consumer Tax revenue 11 percent.

•	Finished the fiscal year with 64 percent of revenue coming from connected services, compared to less than 50 percent five years ago.

•
Provided guidance for fiscal 2013, including revenue growth of 10 to 12 percent, GAAP diluted earnings per share growth of 6 to 8 percent, and non-GAAP diluted earnings per share growth of 12 to 14 percent.

Intuit Fourth Quarter and Fiscal 2012 Earnings

Snapshot of Full-year Results

	GAAP			Non-GAAP
	FY12	FY11	Change	FY12	FY11	Change
Revenue	$4,151	$3,772	10%	$4,151	$3,772	10%
Operating Income	$1,177	$1,037	14%	$1,404	$1,275	10%
EPS	$2.60	$2.00	30%	$2.97	$2.56	16%
Dollars are in millions, except earnings per share (EPS). See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP). All figures in the table above have been reclassified to reflect Intuit Websites as a discontinued operation and to exclude its results from non-GAAP EPS. GAAP EPS in fiscal 2011 includes an after tax non-cash goodwill and intangible asset impairment charge of $0.09 per share.

CEO Perspective
“Fiscal 2012 was another strong year for Intuit, with 10 percent revenue growth and earnings per share growth of 16 percent,” said Brad Smith, Intuit's president and chief executive officer. “Our results and our outlook reflect the steady strength of our core businesses and Intuit's resilience in the choppy macroeconomic environment.
“As consumers and small businesses benefit from our broad and healthy portfolio of offerings, we are confident in our ability to continue to deliver double-digit growth with margin expansion.
“Intuit is benefitting from a secular shift to digital solutions, and we remain confident about future growth. With the right strategy, a strong portfolio, sound financial discipline and a dedicated team, we expect to deliver another strong year,” Smith said.

Business Segment Results and Highlights
Total Small Business Group revenue grew 19 percent for the quarter and 14 percent for the year, led by continued strength in Employee Management Solutions and Payment Solutions.

•
Financial Management Solutions revenue increased 17 percent for the quarter and 11 percent for the year. Adjusted for the acquisition of Demandforce, FMS revenue increased 9 percent for the quarter and the year. QuickBooks Online subscribers grew 28 percent for the year. QuickBooks

Intuit Fourth Quarter and Fiscal 2012 Earnings

Online and QuickBooks Enterprise Solutions continued to drive higher revenue per customer and revenue growth in this segment.

•
Employee Management Solutions revenue grew 13 percent for the quarter and 12 percent for the year. Customer adoption of direct deposit payroll services continued to improve and Online Payroll subscribers grew 19 percent during the year.

•
Payment Solutions revenue grew 31 percent for the quarter and 20 percent for the year, driven by fee structure changes, higher total card transaction volume, and growth in merchants. Intuit's GoPayment mobile payment solutions fueled merchant customer growth of 13 percent for the year.

Consumer Tax

•	Consumer Tax grew 16 percent for the quarter and 11 percent for the year.
Accounting Professionals

•	Accounting Professionals revenue grew 8 percent for the quarter and 6 percent for the year.
Financial Services

•
Financial Services revenue was down slightly for the quarter and increased 5 percent for the year. Revenue increased 8 percent for the quarter and 9 percent for the year when adjusted for the sale of the corporate banking business in the third quarter of fiscal 2012.

Other Businesses

•	Other Businesses revenue was up 5 percent for the quarter and 1 percent for the year. Global small business revenue grew double digits while Quicken revenue declined.
Quarterly Dividend
Intuit paid quarterly cash dividends of $0.15 per share that totaled $178 million during fiscal 2012. In August, Intuit's board of directors approved a new quarterly cash dividend of $0.17 per share to be paid on Oct. 18 to shareholders of record as of the close of business on Oct. 10.

Intuit Fourth Quarter and Fiscal 2012 Earnings

Stock Repurchase Program
Intuit repurchased $107 million of its common stock in the fourth quarter of fiscal 2012, bringing total repurchases for fiscal 2012 to $900 million. At the end of the fiscal year the current authorization had $1.7 billion remaining for stock repurchases through August 2014.

CFO Perspective
“Our financial principles and capital allocation strategy remain the same. We target double-digit organic revenue growth while growing revenue faster than expenses,” said Neil Williams, Intuit's chief financial officer. “When it's the best use, we'll return cash to shareholders through share repurchases and cash dividends.
“For fiscal 2013, we're increasing our quarterly dividend by 13 percent. These actions demonstrate our disciplined approach to capital allocation as we continue to invest for growth as well as return cash to shareholders.”

Forward-looking Guidance
Intuit announced guidance for fiscal year 2013, which ends July 31, and expects:

•	Revenue of $4.55 billion to $4.65 billion, growth of 10 to 12 percent.

•	GAAP operating income of $1.315 billion to $1.345 billion, growth of 12 to 14 percent.

•	Non-GAAP operating income of $1.57 billion to $1.60 billion, growth of 12 to 14 percent.

•	GAAP diluted EPS of $2.76 to $2.82, growth of 6 to 8 percent.

•	Non-GAAP diluted EPS of $3.32 to $3.38, growth of 12 to 14 percent.

Intuit expects the following revenue growth by segment for fiscal year 2013:

•	Small Business Group: 15 to 17 percent.

•	Consumer Tax: 8 to 10 percent.

•	Accounting Professionals: 5 to 8 percent.

•	Financial Services: 6 to 9 percent.

•	Other Businesses: 0 to 4 percent.

Intuit Fourth Quarter and Fiscal 2012 Earnings

For the first quarter of fiscal 2013, Intuit expects:

•	Revenue of $630 million to $640 million, growth of 10 to 11 percent.

•	GAAP operating loss of $85 million to $90 million, compared to a loss of $84 million in the year-ago quarter.

•	Non-GAAP operating loss of $20 million to $25 million, compared to a loss of $20 million in the year-ago quarter.

•	GAAP net loss per share of $0.20 to $0.21, compared to a net loss per share of $0.21 in the year-ago quarter.

•	Non-GAAP net loss per share of $0.06 to $0.07, compared to a net loss per share of $0.08 in the year-ago quarter.

Conference Call Information
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time today. To hear the call, dial 866-731-8333 in the United States or 973-935-8686 from international locations. No reservation or access code is needed. The conference call can also be heard live via webcast at http://investors.intuit.com/events.cfm. Prepared remarks for the call will be available on Intuit's website after the call ends.

Replay Information
A replay of the conference call will also be available by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1577180.

Annual Investor Day
Intuit will hold its annual Investor Day on Sept. 18 at its Mountain View, Calif., headquarters. The half-day event will include business segment updates and presentations from Smith, Williams and business segment leaders.

About Intuit Inc.
Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax®, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit's leading tax

Intuit Fourth Quarter and Fiscal 2012 Earnings

preparation offerings for professional accountants. Intuit Financial Services helps banks and credit unions grow by providing on-demand solutions and services that make it easier for consumers and businesses to manage their money.
Founded in 1983, Intuit had annual revenue of $4.15 billion in its fiscal year 2012. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

###

Intuit and the Intuit logo, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B and Table E. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's Web site.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit's future expected financial results;  expectations regarding growth from digital services and from current or future products and services; expectations regarding the amount and timing of any future dividends and share repurchases; its prospects for the business in fiscal 2013; and all of the statements under the heading “Forward-looking Guidance.”

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be

Intuit Fourth Quarter and Fiscal 2012 Earnings

adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2011 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of August 21, 2012, and we do not undertake any duty to update any forward-looking statement or other information in these materials.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
Net revenue:
Product	$240	$234	$1,479	$1,480
Service and other	411	339	2,672	2,292
Total net revenue	651	573	4,151	3,772
Costs and expenses:
Cost of revenue:
Cost of product revenue	29	34	145	143
Cost of service and other revenue	157	122	601	495
Amortization of acquired technology	5	3	14	12
Selling and marketing	220	197	1,118	1,040
Research and development	179	153	669	620
General and administrative	100	82	388	352
Amortization of other acquired intangible assets	6	10	39	43
Goodwill and intangible asset impairment charge	—	30	—	30
Total costs and expenses [A]	696	631	2,974	2,735
Operating income (loss) from continuing operations	(45)	(58)	1,177	1,037
Interest expense	(8)	(15)	(50)	(60)
Interest and other income, net	1	(2)	24	19
Income (loss) from continuing operations before income taxes	(52)	(75)	1,151	996
Income tax provision (benefit) [B]	(20)	(19)	384	344
Net income (loss) from continuing operations	$(32)	$(56)	$767	$652
Net income (loss) from discontinued operations [C]	36	(1)	25	(18)
Net income (loss)	$4	$(57)	$792	$634

Basic net income (loss) per share from continuing operations	$(0.11)	$(0.19)	$2.59	$2.12
Basic net income (loss) per share from discontinued operations	0.12	—	0.08	(0.06)
Basic net income (loss) per share	$0.01	$(0.19)	$2.67	$2.06
Shares used in basic per share calculations	294	302	296	307

Diluted net income (loss) per share from continuing operations	$(0.11)	$(0.19)	$2.52	$2.06
Diluted net income (loss) per share from discontinued operations	0.12	—	0.08	(0.06)
Diluted net income (loss) per share	$0.01	$(0.19)	$2.60	$2.00
Shares used in diluted per share calculations	294	302	305	317

Dividends declared per common share	$0.15	$—	$0.60	$—
See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for the periods shown.

	Three Months Ended		Twelve Months Ended
(in millions)	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
Cost of revenue	$3	$2	$7	$7
Selling and marketing	17	13	60	46
Research and development	15	13	52	51
General and administrative	14	13	50	49
Total share-based compensation expense	$49	$41	$169	$153

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period. Our effective tax rates for continuing operations did not differ significantly from the federal statutory rate of 35% for the annual periods presented. The income tax benefit rate for the three months ended July 31, 2012 was 39% and differed from the federal statutory rate of 35% primarily due to the impact of finalizing the annual effective tax rate in connection with the preparation of the annual tax provision for that period. The income tax benefit rate for the three months ended July 31, 2011 was 26% and differed from the federal statutory rate of 35% primarily because the goodwill impairment charge we recorded in that period was not tax deductible.

[C]
In July 2012 management approved a plan to sell our Intuit Websites business, which was a component of our Financial Management Solutions reporting segment. The decision was the result of a shift in our strategy for helping small businesses to establish an online presence. On August 10, 2012 we signed a definitive agreement to sell our Intuit Websites business, subject to closing conditions. We expect the sale to be completed in the first quarter of fiscal 2013.

We determined that our Intuit Websites business became a long-lived asset held for sale in the fourth quarter of fiscal 2012. A long-lived asset classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. Since the carrying value of Intuit Websites at July 31, 2012 was less than the estimated fair value less cost to sell, no adjustment to the carrying value of this long-lived asset was necessary at that date.

We also determined that our Intuit Websites business became a discontinued operation in the fourth quarter of fiscal 2012 and have segregated its operating results in our statements of operations for all periods presented. Net revenue from Intuit Websites was $76 million for the twelve months ended July 31, 2012 and $79 million for the twelve months ended July 31, 2011. Net income from discontinued operations for the twelve months ended July 31, 2012 includes a net loss from Intuit Websites discontinued operations of $11 million and $36 million in tax benefits from the anticipated sale of this business. For the twelve months ended July 31, 2011 we recorded a net loss from Intuit Websites discontinued operations of $18 million.

Net assets held for sale at July 31, 2012 and July 31, 2011 consisted primarily of operating assets and liabilities that were not material, so we have not segregated them on our balance sheets. Because operating cash flows from the Intuit Websites business were also not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows.

TABLE B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
GAAP operating income (loss)	$(45)	$(58)	$1,177	$1,037
Amortization of acquired technology	5	3	14	12
Amortization of other acquired intangible assets	6	10	39	43
Goodwill and intangible asset impairment charge	—	30	—	30
Professional fees for business combinations	4	—	5	—
Share-based compensation expense	49	41	169	153
Non-GAAP operating income	$19	$26	$1,404	$1,275

GAAP net income (loss)	$4	$(57)	$792	$634
Amortization of acquired technology	5	3	14	12
Amortization of other acquired intangible assets	6	10	39	43
Goodwill and intangible asset impairment charge	—	30	—	30
Professional fees for business combinations	4	—	5	—
Share-based compensation expense	49	41	169	153
Net gains on debt securities and other investments	—	—	(16)	(2)
Income tax effect of non-GAAP adjustments	(24)	(22)	(72)	(75)
Discontinued operations	(36)	1	(25)	18
Non-GAAP net income	$8	$6	$906	$813

GAAP diluted net income (loss) per share	$0.01	$(0.19)	$2.60	$2.00
Amortization of acquired technology	0.02	0.01	0.05	0.04
Amortization of other acquired intangible assets	0.02	0.03	0.13	0.14
Goodwill and intangible asset impairment charge	—	0.10	—	0.09
Professional fees for business combinations	0.01	—	0.02	—
Share-based compensation expense	0.17	0.14	0.54	0.48
Net gains on debt securities and other investments	—	—	(0.05)	(0.01)
Income tax effect of non-GAAP adjustments	(0.08)	(0.07)	(0.24)	(0.24)
Discontinued operations	(0.12)	—	(0.08)	0.06
Non-GAAP diluted net income per share	$0.03	$0.02	$2.97	$2.56

Shares used in diluted per share calculation	302	312	305	317
See “About Non-GAAP Financial Measures” immediately following Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31, 2012	July 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$393	$722
Investments	351	699
Accounts receivable, net	183	171
Income taxes receivable	53	72
Deferred income taxes	184	94
Prepaid expenses and other current assets	69	82
Current assets before funds held for customers	1,233	1,840
Funds held for customers	290	414
Total current assets	1,523	2,254

Long-term investments	75	63
Property and equipment, net	567	561
Goodwill	2,200	1,886
Acquired intangible assets, net	213	180
Long-term deferred income taxes	6	55
Other assets	100	111
Total assets	$4,684	$5,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$500
Accounts payable	157	129
Accrued compensation and related liabilities	231	215
Deferred revenue	443	406
Other current liabilities	144	141
Current liabilities before customer fund deposits	975	1,391
Customer fund deposits	290	414
Total current liabilities	1,265	1,805

Long-term debt	499	499
Other long-term obligations	176	190
Total liabilities	1,940	2,494

Stockholders’ equity	2,744	2,616
Total liabilities and stockholders’ equity	$4,684	$5,110

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2012	July 31, 2011	July 31, 2012	July 31, 2011
Cash flows from operating activities:
Net income (loss)	$4	$(57)	$792	$634
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation	41	44	171	164
Amortization of acquired intangible assets	16	19	71	77
Goodwill and intangible asset impairment charge	—	30	—	30
Share-based compensation expense	49	41	169	153
Deferred income taxes	(63)	6	(62)	31
Tax benefit from share-based compensation plans	8	13	71	81
Excess tax benefit from share-based compensation plans	(8)	(12)	(70)	(71)
Other	7	5	11	19
Total adjustments	50	146	361	484
Changes in operating assets and liabilities:
Accounts receivable	114	94	(10)	(36)
Prepaid expenses, income taxes receivable and other assets	(53)	(87)	31	(70)
Accounts payable	(61)	(66)	19	(24)
Accrued compensation and related liabilities	22	14	17	8
Deferred revenue	74	69	38	28
Income taxes payable	(257)	(210)	—	(15)
Other liabilities	(75)	(75)	(2)	4
Total changes in operating assets and liabilities	(236)	(261)	93	(105)
Net cash (used in) generated by operating activities	(182)	(172)	1,246	1,013
Cash flows from investing activities:
Purchases of available-for-sale debt securities	(177)	(454)	(669)	(1,257)
Sales of available-for-sale debt securities	458	156	840	1,626
Maturities of available-for-sale debt securities	40	74	178	328
Net change in money market funds and other cash equivalents held to satisfy customer fund obligations	35	(31)	124	(51)
Net change in customer fund deposits	(35)	31	(124)	77
Purchases of property and equipment	(61)	(47)	(186)	(213)
Acquisitions of businesses, net of cash acquired	(392)	—	(392)	—
Acquisitions of intangible assets	(10)	(12)	(10)	(15)
Other	(1)	—	14	2
Net cash (used in) provided by investing activities	(143)	(283)	(225)	497
Cash flows from financing activities:
Repayment of debt	—	—	(500)	—
Net proceeds from issuance of treasury stock under employee stock plans	4	48	164	283
Purchases of treasury stock	(107)	(250)	(900)	(1,360)
Cash dividends paid to stockholders	(44)	—	(178)	—
Excess tax benefit from share-based compensation plans	8	12	70	71
Net cash used in financing activities	(139)	(190)	(1,344)	(1,006)
Effect of exchange rates on cash and cash equivalents	(2)	(2)	(6)	4
Net increase (decrease) in cash and cash equivalents	(466)	(647)	(329)	508
Cash and cash equivalents at beginning of period	859	1,369	722	214
Cash and cash equivalents at end of period	$393	$722	$393	$722

TABLE E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ending October 31, 2012
Revenue	$630	$640	$—		$630	$640
Operating loss	$(90)	$(85)	$65	[a]	$(25)	$(20)
Loss per share	$(0.21)	$(0.20)	$0.14	[b]	$(0.07)	$(0.06)

Twelve Months Ending July 31, 2013
Revenue	$4,550	$4,650	$—		$4,550	$4,650
Operating income	$1,315	$1,345	$255	[c]	$1,570	$1,600
Diluted earnings per share	$2.76	$2.82	$0.56	[d]	$3.32	$3.38
See “About Non-GAAP Financial Measures” immediately following this Table E for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

[a]
Reflects estimated adjustments for share-based compensation expense of approximately $52 million; amortization of acquired technology of approximately $6 million; and amortization of other acquired intangible assets of approximately $7 million.

[b]	Reflects the estimated adjustments in item [a] and income taxes related to these adjustments.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $208 million; amortization of acquired technology of approximately $19 million; and amortization of other acquired intangible assets of approximately $28 million.

[d]	Reflects the estimated adjustments in item [c] and income taxes related to these adjustments.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated August 21, 2012 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and related discrete tax items

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.

Gains and losses on debt securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt securities and other investments.

Income tax effects of excluded items and certain discrete tax items. We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.